Exhibit 99.2

1 CONFIDENTIAL JHD HOLDINGS LIMITED Merchant Enablement Services platform for lower tier China, one of the world’s largest emerging markets February 2021 jhdholdings.com EAST STONE ACQUISITION CORPORATION

Disclaimer

JHD HOLDINGS
(CAYMAN) LIMITED

This presentation has been prepared by JHD Holdings (Cayman) Limited ("JHD", "JHD Holdings" or the "Company") and East Stone Acquisition Corporation ("East Stone") to assist interested parties in making their own evaluation with respect to the proposed business combination between JHD and East Stone and for no other purpose. The data contained herein is derived from various internal and external sources. Please refer to the business combination agreement between JHD and East Stone, following its execution, and the filings by East Stone with the United States Securities and Exchange Commission ("SEC") for the full terms of the transaction. While the information contained in this presentation has been prepared in good faith, neither JHD or East Stone, nor any of their respective shareholders, directors, officers, agents, employees, affiliates, representatives or advisors, makes any representations or warranties (express or implied) as to, or in relation to, the fairness, accuracy, reliability or completeness of the information in this presentation, and liability therefor is expressly disclaimed. Accordingly, neither JHD or East Stone, nor any of their respective shareholders, directors, officers, agents, employees, affiliates, representatives or advisors, takes any responsibility for, or will accept any liability, whether direct or indirect, express or implied, contractual, tortious, statutory or otherwise, with respect to the accuracy or completeness of the information in this presentation or for any of the opinions, estimates, projections, forecasts, targets, or prospects contained in this presentation or for any errors, omissions or misstatements or for any loss, howsoever arising from this presentation. The information, opinions, estimates, projections, forecasts, targets, or prospects contained in this presentation are provided as at the date of this presentation and are subject to change without notice.

Certain financial information contained herein is unaudited and is based on internal records and/or estimates. This presentation contains certain forward-looking information which may not be included in future public filings or investor guidance. The inclusion of financial information or metrics in this presentation should not be construed as a commitment by JHD or East Stone to provide guidance on such information in the future.

The balance sheet and income statement data contained herein is currently subject to audit in accordance with the rules of the Public Company Accounting Oversight Board ("PCAOB") and may be updated or modified in the final audited financial statements to be included in the proxy statement with respect to the meeting of East Stone shareholders related to East Stone's business combination with JHD and the related registration statement on Form S-4.

The information contained in this presentation is the property of JHD and East Stone. This presentation may not be copied, published, reproduced or distributed in whole or in part at any time without the prior written consent of JHD and East Stone. The trademarks and trademark symbols used herein are the properties of their respective owners.

This presentation does not constitute investment, legal, accounting, regulatory, taxation or other advice, and neither this presentation nor the information in this presentation takes into account the recipient's investment objectives, or the recipient's legal, accounting, regulatory, taxation or financial situation or particular needs. In particular, any estimates, projections, forecasts, targets, prospects or opinions contained in this presentation necessarily involve significant elements of subjective judgment, analysis and assumption are based upon the reasonable judgment of JHD and East Stone, subject to change without notice, and each recipient should satisfy itself in relation to such matters.

This presentation, the information contained in this presentation or any related oral presentation is for informational purposes only and does not constitute, or form part of, any offer, invitation to sell or issue, or any solicitation of any offer to subscribe for, purchase or otherwise acquire any securities in JHD or East Stone or their respective affiliates, nor shall this presentation, or the fact of its communication, form the basis of, or be relied upon in connection with, or act as any inducement to enter into any contract or commitment whatsoever with respect to such securities. This presentation and the information in this presentation are not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require registration of licensing within such jurisdiction.

CONFIDENTIAL 2

Disclaimer

JHD HOLDINGS (CAYMAN) LIMITED

This presentation contains “forward-looking statements” within the meaning of applicable securities laws, including statements with respect to risks and uncertainties concerning the business combination, JHD’s expected financial performance, its strategic and operational plans, as well as other information and statements that are not historical fact. These forward-looking statements regarding future events and the future results of JHD and East Stone are based on current expectations, estimates, forecasts, and projections about the industry in which JHD operates, as well as the beliefs and assumptions of JHD’s management. These forward-looking statements are only predictions and are subject to known and unknown risks, uncertainties, assumptions and other factors beyond JHD’s or East Stone’s control that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. They are neither statements of historical fact nor promises or guarantees of future performance. Therefore, JHD’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements and JHD therefore cautions against relying on any of these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to: economic conditions globally; the impact of competition; political and economic developments in the countries in which JHD operates; regulatory developments in China and internationally; the COVID-19 pandemic; the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement between JHD and East Stone; the inability for any reason to close the transactions contemplated by the business combination agreement, including failure to obtain approval of the shareholders of East Stone and failure to obtain consents and approvals of JHD’s shareholders and investors; delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the business combination agreement; the inability to recognize the anticipated benefits of the proposed business combination between East Stone and JHD, which may be affected by, among other things, the amount of cash available following any redemptions by East Stone’s shareholders; costs related to the business combination; the ability to meet Nasdaq’s listing standards following the consummation of the proposed business combination, including having the requisite number of shareholders; costs related to the proposed business combination; JHD’s ability to manage growth; JHD’s ability to execute its business plans and the timing and costs of these plans; the risk that the business combination disrupts JHD’s current plans and operations as a result of the announcement and consummation of the transactions described herein; JHD’s estimates of the size of the markets it serves; the rate and degree of market acceptance of JHD’s products and services; rising costs or pricing pressures adversely affecting JHD’s profitability, including sales and marketing expenses; expectations regarding capacity constraints; the outcome of any legal proceedings that may be instituted against the East Stone, JHD or others following announcement of the business combination agreement and the transactions contemplated therein; the validity or enforceability of JHD’s intellectual property and JHD’s compliance with the intellectual property rights of third parties; and other risks and uncertainties indicated from time to time in the definitive proxy statement to be delivered to East Stone’s shareholders and related registration statement on Form S-4 and other documents filed or to be filed with the SEC by East Stone. Any forward-looking statements made by or on behalf of JHD or East Stone speak only as of the date they are made. Neither JHD nor East Stone undertakes any obligation to update any forward-looking statements to reflect any changes in their respective expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. Accordingly, attendees and recipients should not place undue reliance on forward-looking statements due to their inherent uncertainty.

In this presentation, JHD relies on and refers to information and statistics regarding industry data. JHD obtained this information and statistics from third-party sources, including reports by financial data firms and other firms. JHD has supplemented this information where necessary with information from discussions with its own internal estimates, taking into account publicly available information about other industry participants and JHD’s management’s best view as to information that is not publicly available. Such information has not been subject to any independent audit or review. To the extent available, the industry, market and competitive position data contained herein has come from official or third-party sources. Third-party industry publications, studies and surveys generally state that the data contained therein has been obtained from sources believed to be reliable, but that there is no guarantee of the accuracy or completeness of such data. While JHD reasonably believes that each of these publications, studies and surveys has been prepared by a reputable party, neither JHD nor East Stone nor any of their respective directors, officers, employees, agents, affiliates, advisors or agents, have independently verified the data contained therein. In addition, certain industry, market and competitive position data contained herein come from JHD’s internal research and estimates based on the knowledge and experience of JHD’s management in the markets in which JHD operates. While JHD reasonably believes that such research and estimates are reasonable, they, and their underlying methodology and assumptions, have not been verified by any independent source for accuracy or completeness and are subject to change. Accordingly, reliance should not be placed on any of the industry, market or competitive position data contained in such information and no representation or warranty (express or implied) is given that such data is correct or complete.

In connection with the proposed business combination between East Stone and JHD and related transactions, East Stone will file a preliminary proxy statement and JHD will file a registration statement on Form S-4 with respect to the proposed business combination and related matters with the SEC, and East Stone will mail a definitive proxy statement and other relevant documents to its shareholders. Investors and security holders of East Stone are advised to read, when available, the preliminary proxy statement and registration statement, and amendments thereto, and, when available, the definitive proxy statement in connection with East Stone’s solicitation of proxies for its shareholders’ meeting to be held to approve the proposed business combination and related matters and the related registration statement because the proxy statements and registration statement will contain important information about the proposed business combination and related transactions and the parties to such arrangements. The definitive proxy statement will be mailed to shareholders of East Stone as of a record date to be established for voting on the proposed business combination and related matters. Shareholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: East Stone Acquisition Corporation, Attn: Chunyi (Charlie) Hao, Chief Financial Officer, at 25 Mall Road, Suite 330, Burlington, MA 01803.

East Stone, JHD, and their respective directors, executive officers and other members of their management and employees, may, under SEC rules, be deemed to be participants in the solicitation of proxies of East Stone’s shareholders in connection with the proposed business combination and related transactions. Information concerning the interests of East Stone’s and JHD’s participants in the solicitation, which may, in some cases, be different than those of East Stone’s and JHD’s equity holders generally, will be available in the proxy statement relating to the proposed business combination and related matters to be filed by East Stone with the SEC.

By reading this presentation, you agree to be bound by the limitations set out herein. Any failure to comply with these restrictions may constitute a violation of applicable laws.

CONFIDENTIAL 3

4 CONFIDENTIAL 4 JHD HOLDINGS LIMITED Transaction Overview CONFIDENTIAL Transaction Structure • JHD has entered into a business combination agreement with East Stone Acquisition Corporation (Nasdaq: ESSC) (“East Stone”) • The transaction is expected to be completed by Q3 2021 • Implied valuation to selling parties of $1 billion • The post - closing company will retain the JHD name and its ordinary shares are intended to be listed on Nasdaq with the symbol JTEC • The transaction is designed to provide growth capital to the Company

Key Highlights

JHD HOLDINGS
(CAYMAN) LIMITED

JHD is a merchant enablement platform providing retail and financial technology services in a growing market of 550 million consumers in lower-tier cities and emerging areas of China

In Chinese, the sound Ji Hui Duo connotes "great opportunities" by working together... when written, it connotes "generous rewards!"

Large Addressable Market	• JHD targets lower-tier cities and emerging areas of China that have a combined population of 550 million who are underserved by financial institutions and consumer products companies. 250 million people in this market have no bank account; food and household spending market size is ~$900 billion. • Attractive target market of over 6,000,000 stores with high demand for technology, fintech and logistics services. • Aligned with gov't policies for uplifting rural communities and financial inclusion.
Tale of Two Markets	• Favorable macroeconomic fundamentals, with consumer spending growing 2-5x that of urban centers. • While most tech giants have focused the richer coastal areas, JHD offers a broad coverage of lower-tier cities, where competition is fragmented.
Merchant Enablement Opportunity	• Provides a full suite of Merchant Enablement Services to stores, including point-of-sale (POS), supply chain and logistics, and fintech/payment capability to a network of 90,000 stores. • "Distribution + Marketplace + Fintech" combines B2B, B2B2C and B2C products and services. • Fintech innovation is a cornerstone of JHD growth. • Shops see revenue boost using JHD technology and services.
Virtual Banking Stations	• 3,000 rural area financial stations are already offering banking services on JHD's platform. • JHD's fintech offering enabling stores to increasing traffic. • Providing banking services to underbanked, underserved consumers. • Enabled by JHD fintech and underlying service infrastructure • Enabling major banks to extend their branch network without investing in physical branches
Proven Track Record	• JHD has ~90,000 B2B customers in 5 provinces – supermarkets and convenience stores • Supported by over 150 well-known global and Chinese brands, many on an exclusive basis; also has its own proprietary Pure Value® private label. • Almost doubled revenues in 2020 to $80mm despite COVID related challenges with significant acceleration in 2H2020 • Balance of customer deposits surpassed US$900mm • Strong combination of seasoned Chinese and Western shareholders and leadership with a clear strategy and vision.

Note: 2020 figures represent unaudited financial results. US GAAP audit is expected to be completed in 1Q2021. Results subject to change.

CONFIDENTIAL 5

JHD Fact Sheet

JHD HOLDINGS (CAYMAN) LIMITED

JHD as of December 2020

5	89,700	3,000	150+	$900mm	$150mm	1.4mm	$0
Provinces	Stores*	Financial Stores*	Brands	Balance of Deposits	Capital Raised	Loyalty Members	Debt

Company Description

- Founded in 2016, JHD is a merchant enablement platform aiming to provide retail and financial technology services to ~6 million stores that serve 550 million consumers in lower-tier cities and emerging areas of China.
- JHD currently operates in almost 90,000 stores in 70 counties and 5 provinces across China
- JHD currently operates in 4,800 loyalty stores with 1.4 million loyalty members (similar to Amazon Prime)
- Provides a full suite of Merchant Enablement Services to stores, including Point-of-Sale (POS), supply chain and logistics, and fintech/payment capability.
- With the 2020 acquisition from China CO-OP Group of a controlling interest in Guinong Internet, JHD now operates over 3,000 rural financial stations, each of which is licensed by The People's Bank of China.
- Virtual bank centers (in conjunction with major banks), today have a balance of deposit of more than 6 billion RMB ($900mm USD)
- Expanding financial services to Supply Chain financing for shopkeepers, and Buy-Now-Pay-Later Purchase Finance for customers


Covered Provinces
2020
2021 target
2022 and after target

Source: Company data

(*) "Stores" refers to activated stores which were served by JHD at least once in the last 12 months. "Financial stores" refers to a subset of activated stores where financial services are offered.

Disclaimer: Information contained in the forecast constitutes forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the forecast for a number of reasons, including failure to achieve any of the assumptions underlying such forecast or any number of risk factors including the inability to raise sufficient capital. The Company expressly disclaims any obligations or undertaking to release any updates or revisions to the forecast.

CONFIDENTIAL 6

7 CONFIDENTIAL 7 JHD HOLDINGS LIMITED 30,000 Foot View Small stores are embedded in daily life Source: (1) https://www.ft.com/content/ac22618a - 4bab - 4905 - af81 - a031a54e9617 (2) A March Toward Quality Growth 1 , Goldman Sachs (3) Dual Circulation Series Rural Consumer Cohort 26, Goldman Sachs (4) National Bureau of Statistics of China. http://www.stats.gov.cn/english/PressRelease/202010/t20201020_1794986.html (5) Dual Circulation Series Rural Consumer Cohort 43, Goldman Sachs (6) A Study on the Route to Market for FMCG Products, IResearch » China’s 6,000,000+ local small stores in the center of each town are an integral part of the fabric of daily life, especially in rapidly growing lower tier cities. (6) » They control 30% of trade of Fast Moving Consumer Goods (FMCG). In comparison, eCommerce comprises about 10% of the FMCG market. (6) Chinese economy expanding at a faster rate than before COVID » China’s 4Q 2020 GDP grew at 6.5%, faster than before COVID began (1) » China’s full year 2020 GDP growth was 1.9% compared with GDP declines for the world top economies (2) Stores are inefficient in managing inventory, brands, payments and supply chain Banks are underrepresented in lower tier markets Tale of Two Markets » Many stores do not have digital capabilities. Those that have them are generally sub - par. » Opportunity for an efficient, technology - backed business with a reliable merchant services infrastructure backbone. » JHD’s “on - time in - full” last mile delivery commitment, supported by both an offline B2B and online marketplace platform, is designed to enable both store owners and leading brands to boost their revenues » JHD’s point - of - sale tools creates significant cost efficiencies for store owners. » Lower tier markets have combined population over 550 million people (vs 650 million for upper tier) and represents 10.5 trillion RMB ($1.6 trillion) of annual spend on personal consumption or 37% of total spending. (3) » Spending growth rate is 2 - 5x that of urban centers. (4) » Goldman Sachs estimates this number will reach RMB 16 trillion by 2025 (5) » Lower tier cities are well behind large urban centers in many aspects of daily life, such as from shopping or banking. » Many areas in lower tier markets do not have easy access to financial institutions » Banks are reluctant to expand physical branches because they are not economical » Government focused on policies promoting the economic development of lower tier areas, financial inclusion and the diversification of rural economies. » JHD’s fintech/payment processing solutions (in partnership with banks) enable the stores to become a virtual banking hubs » JHD’s fintech capabilities provide a low - cost and scalable on - ramping of customers into e - commerce and banking platforms. CONFIDENTIAL

8 CONFIDENTIAL 8 JHD HOLDINGS LIMITED China is the 2 nd largest economy today and expected to become #1 by 2030 (1) Favorable Macroeconomic Fundamentals Source: (1) Reuters; https://www.reuters.com/article/us - health - coronavirus - china - economy/china - to - leapfrog - u - s - as - worlds - biggest - economy - by - 2028 - thin k - tank - idUSKBN29000C (2) World Economic League Table, Center for Economics and Business Research (3) Dual Circulation Series Rural Consumer Cohort 26, Goldman Sachs (4) Dual Circulation Series Rural Consumer Cohort 30, Goldman Sachs 13.7 20.5 13.7 2.8 5.0 1.9 1.6 1.7 32.5 31.8 21.0 7.5 6.7 3.1 2.8 2.7 China USA Eurozone India Japan Brazil Russia Canada 1,390 328 340 1,321 126 211 145 37 China USA Eurozone India Japan Brazil Russia Canada 5.1% 1.8% 1.4% 6.9% 0.6% 2.2% 1.5% 1.8% China USA Eurozone India Japan Brazil Russia Canada x x x x x ~ ~ x 39% 18% 23% 66% 5% 14% 25% 16% 3.2 46.2 23.7 1.6 23.2 6.2 6.2 27.0 On average GDP is expected to grow by 5.1% annually by 2030 – it outpaces growth of the majority of the large economies (2) The largest population in the world, 39% of which is located in lower tier areas (3) Highest disposable income per capita growth rate of 7.9% annually in the past 4 years (4) Stable internal political situation GDP’18, $ tn GDP’30, $ tn Real GDP CAGR’18 - 30, $ tn Population, mm X Share of lower tier population, % Disposable income per capita CAGR’15 - 19 X Disposable income per capita, 2019, K $ CONFIDENTIAL

Tale of Two Markets

JHD HOLDINGS
(CAYMAN) LIMITED

Lower Tier (550mm People)

- ~ 60% Urbanized
- Consumption expenditure growing at 2-5x that of Upper Tier
- Internet penetration rate increased by 12.5% in the past year
- $864 billion in FMCG retail sales
- Independent stores account for $309 billion in FMCG retail sales
- 84% of independent stores are in Lower Tier areas
- Average number of bank outlets in villages: 0.24
- Focus of recent government programs for rapid urbanization
- Other channels that want market penetration are constrained logistically by long travel distances and low order sizes

Upper Tier (650mm People)

- About 90% Urbanized
- Decreased spending power due to 3% increased savings rate
- Internet penetration rate increased by 0.6% in the past year
- $447 billion in FMCG retail sales
- Independent stores account for $80.5 billion in FMCG retail sales
- <16% of independent stores are in Upper Tier Cities
- Average number of bank outlets in capital cities: 56
- Saturated technological innovation and markets
- Medium-short travel distance, high order density, higher order size

Source: iResearch, Goldman Sachs

CONFIDENTIAL 9

10 CONFIDENTIAL 10 JHD HOLDINGS LIMITED JHD B2B2C Marketplace Ecosystem B2B purchases Major Brands Convenience stores Customers Stores place orders on JHD platform Unified warehousing & logistics Warehouse JHD delivers orders IT Pure Value® Data collection B2C marketplace Customers pick up the orders Data collection Data collection Stores reduce purchase costs through the B2B platform, increasing operating profit JHD platform enhances the efficiency of the supply chain, including offering integrated solutions to major brands Unified warehouse management and real time capability increase capital efficiency B2B captures terminal sales CONFIDENTIAL

JHD Creates a One-Stop Solution for Suppliers, Banks and Consumers

JHD HOLDINGS (CAYMAN) LIMITED


积惠多
JI HUI DUO

JHD provides suppliers, convenience stores, financial services providers and customers in low-tiered and lower tier areas with a comprehensive solution for the issues facing all participants.

Producers and suppliers, financial service providers

- ✗ Lack of resources to manage independent stores
- ✗ Complicated delivery, high cost of operations
- ✗ Lack of reach to retail customers
- ✗ Limited information on customers and their behavior in lower tier areas

- ✓ Access to new customers
- ✓ Simplified operations and accelerated trade efficiency
- ✓ Prompt and secured delivery
- ✓ Comprehensive set of data required to properly analyze customers
- ✓ Savings on selling and delivery expenses
- ✓ Low-cost method for collecting deposits, opening accounts
- ✓ Additional advertisement options
- ✓ Additional revenue

Convenience stores

- ✗ Lack of resources to manage various suppliers
- ✗ Complicated delivery
- ✗ Limited product offering
- ✗ Purely offline communication with customers

- ✓ Automated procurement
- ✓ Prompt and secured delivery
- ✓ Greater product offering
- ✓ Buyout ownership of goods to control quality
- ✓ Self-run sales team to guarantee service quality
- ✓ Enhanced customer loyalty
- ✓ Additional advertisement options
- ✓ Additional revenue
- ✓ Assistance in accounting and preparation of financial statements (MPOS records data)

Customers

- ✗ Limited product offering
- ✗ Purely offline communication with stores
- ✗ Limited or no contact with, or access to, banks
- ✗ No ability to make electronic payments

- ✓ Greater product and service offering
- ✓ Ability to order products online
- ✓ Prompt and secured delivery
- ✓ Ability to open bank accounts, deposit cash, secure loans
- ✓ Loyalty discounts

Source: Company data

CONFIDENTIAL 11

Payments/Fintech Layers Built on Top of FMCG Base

JHD HOLDINGS
YMAN) LIMITED


积惠多
JI HUI DUO
多·实惠多
1
2
3
4
5

Start Customers Buying Basic Goods (FMCG)

- **Precision marketing sales model:** the membership system enhances the stickiness of lower tier shops and consumers
- Very low customer acquisition cost

More Goods, More Variety And More Availability

- **Resource-integrated procurement model:** more than 150+ well known brand's regional exclusive agents + self-operated brands + third party vendors
- A lower tier market logistics service system covering multiple provinces and regions has been successfully established
- Unified warehouse allocation

Technology And Digitization Of Supply Chain

- **Integrated platform model:** JHD's POS system helps storekeepers implement digital purchasing, sales and inventory management
- JHD's proprietary logistics system provides seamless integration of logistics and distributions to remove obstacles in the "last mile" delivery in the underdeveloped lower tier markets

Non-disruptive Solution. Addresses Gaps In Banking

- JHD Platform brings digital banking and services so that consumers in lower tier markets can enjoy a range of financial services such as account opening, deposit and withdrawal, with a growing suite of offerings.

Keep Up With Rapidly Evolving Market / Users

- Fintech innovation is a cornerstone of JHD's growth strategy, as it adds high-margin, high growth revenues with limited financial risk
- Telecom payment services to all mobile carriers are planned to be added

CONFIDENTIAL 12

13 CONFIDENTIAL 13 JHD HOLDINGS LIMITED JHD Financial Services Innovation Drives Growth » Local stores act as vehicles for financial inclusion for customers in the lower tier markets » JHD’s platform provides a cost - efficient way to reach customers that need financial services » Partnerships with banks limits risk » Fintech innovation is a cornerstone of JHD’s strategy adding high - margin, high - growth revenues with no financial underwriting risk (due to participation of financial institutions) » Commitment to financial inclusion of underserved communities by offering access to basic financial services, such as cash withdrawal/deposits and virtual banking » Expand relationships with storeowners in lower tier markets through Supply Chain Financing options to expand product offerings » Future financial offerings may include supply chain financing, insurance, among other products and services JHD Financial Services CONFIDENTIAL

14 CONFIDENTIAL 14 JHD HOLDINGS LIMITED » Additional income through fees » Additional traffic through banking service STORES Authentication Balance Transfer Payment » Customers can withdraw, deposit, and transfer cash at every enabled store » Participation of major banks of the platform allows them access to underpenetrated lower tier customers at low - risks and reduced costs, primarily because of store utilization and opening of accounts. Enabling Financial Inclusion Through Technology » Convenience of financial management through local store CONSUMERS » New Customers » Low cost of entry into lower tier markets » Lower risk BANKS » Additional source of data on customers » Additional income through store service fee JHD CONFIDENTIAL

15 CONFIDENTIAL 15 JHD HOLDINGS LIMITED Key Milestones 2020 • Establishment of Ji Hui Duo • Entered Henan province • Acquisition of Guinong.com : Guinong.com is a leading e - commerce and financial technology platform initiated by the Guizhou Provincial Federation of Supply and Marketing Cooperatives. • Through cooperation with the Bank of Guiyang, Guinong.com has transformed its retail outlets into virtual banking outposts: • Largest network of rural financial stations in China • 3K+ retail outlets and 300K customers • Over RMB 6 billion deposits as of Dec 2020 Launched the B2B M arketplace App 3Q • Expanded to Shandong province • Launched the pilot project with Bank of Communication Initial e x p l o rat i o n of lower tier market 4 Q 1 Q 20 16 20 19 3Q 4 Q 1 Q Expanded to Hebei province Expanded to Guizhou province • Expanded to Guangdong province • Launched private label Pure Value® CONFIDENTIAL 1 Q 202 1 • Ji Hui Duo is renamed JHD Holdings Limited

16 CONFIDENTIAL 16 JHD HOLDINGS LIMITED Sherman (Xiaoma) Lu CEO, Director • Co - Founder & MD of East Stone Capital • Independent Director of BOC International (China) Co, Ltd., Yango Group, Forgame Holdings Limited, and Sailing Henan Investment • Former EVP of Kangde Investment Group (Investments & Capital Markets, #2 Executive) • Former CEO of Wanda Investment Company, VP of Wanda Financial Group, oversaw acquisitions with a combined value of over $10 billion. • Former EVP of Shenzhen Stock Exchange, largest stock exchange in China by number of listed companies. • Former board member of China Construction Bank (One of 17 Directors) East Stone Leadership Team CONFIDENTIAL Charlie (Chunyi) Hao CFO, Chairman of the Board • Co - Founder & MD of East Stone Capital • Independent Director of Cogobuy Group PLC • Entrepreneur and venture capital investor responsible for over $250M of transactions in the solar energy industry. • Former CEO & Director of China Fundamental Acquisition Corp (SPAC) • Former President & Director of Asia Automotive Acquisition Corp (SPAC) • Former CFO of Delphi Automotive (spin - off of GM for its China operation)

JHD Leadership Team

JHD HOLDINGS
(CAYMAN) LIMITED



Alan Clingman
Founder, Chairman

- Founder- Cortiva Education (sold to Steiner Leasure)
- Co-Founder-Marquis Jets (sold to NetJets)
- Several technology, financial services and commodities businesses



James Friel
Board Member

- Founder of Friel Advisory LLP
- Global Head of Investment Banking at Renaissance Capital
- Head of Rothschild - Russia
- Director of Brooklyn Basketball Holdings (holding company of the Brooklyn Nets and Barclays Center)
- Chairman of The Webster
- Dean’s Advisory Council of Princeton U



Alexander Leyviman
Board Member

- Founder/chairman of Atlant Capital
- Co-founder of AFK Sistema, the largest publicly traded diversified financial corporation in Russia and the CIS
- Led the IPOs of the first two Russian companies to go public on the NYSE: Vympelcom (NYSE:VIP) in 1996 and TeleSystems (NYSE:MBT) in 2000.



Ron Schreiber
Board Member

- Partner - SoftBank Capital
- MD of Seed Capital Partners
- Founded two billion-dollar companies and led them to successful exits
- Operated three venture funds
- Co-founded UCA (Softbank Services Group)
- Founder of Software Distribution Services (predecessor to Ingram Micro (NYSE:IM)).



Nicholas Wang
CEO
21 years of experience

FOSUN 复星
MasterCard
AMERICAN EXPRESS



Qifan Sun
CFO
10 years of experience

DH 上海东华会计师事务所
华泰证券
上海纺织 SHANGTEX



Jing Wang
VP of Financial Technology
20 years of related experience

万达集团 WANDA GROUP
mastercard
AMERICAN EXPRESS



Weishu Huang
VP of Human Resources
15 years of experience

DECATHLON 迪卡侬
SAATCHI & SAATCHI X
MaxMara

CONFIDENTIAL 17

18 CONFIDENTIAL 18 JHD HOLDINGS LIMITED Summary Financial Information CONFIDENTIAL Note: 2019 and 2020 represent unaudited financial results. US GAAP audit is in progress and is expected to be completed in 1Q 202 1. Results may change. “Activated stores” are stores which were served by JHD at least once in the last 12 months. “Financial stores” represent a subset of activated stores where financial services are offered. Summary Financial Information, $ USD millions 2019 2020 Activated Stores 78,762 89,711 Financial Services Stores 3,074 2,943 Revenues, $mln $42.7 $80.1 % FMCG Revs 86% 93% % Fintech Revs 14% 7% Gross Profit, $mln $6.0 $4.3 Gross Margin % 13.9% 5.3% FMCG Gross Margin % 9.1% 3.1% Fintech Gross Margin % 43.1% 35.6% EBITDA, $mln -$20.2 -$23.9 % of net revenue -47.3% -29.9% Summary Financial Information, RMB millions 2019 2020 Activated Stores 78,762 89,711 Financial Services Stores 3,074 2,943 Revenues, RMB mln 284.6 533.7 % FMCG Revs 86% 93% % Fintech Revs 14% 7% Gross Profit, RMB mln 39.7 28.4 Gross Margin % 13.9% 5.3% FMCG Gross Margin % 9.1% 3.1% Fintech Gross Margin % 43.1% 35.6% EBITDA, RMB mln (134.7) (159.5) % of net revenue -47.3% -29.9%

19 CONFIDENTIAL 19 JHD HOLDINGS LIMITED CONFIDENTIAL Thank you! “ I get tremendous personal satisfaction from the impact we’re making in the lives of tens of thousands of small business owners enabling them to become more profitable entrepreneurs and, at the same time, bringing quality, branded products to lower tier cities with much lower overhead and constant supply. “ - Alan Clingman (Founder, JHD Holdings Limited)